                        [William Blair & Company letterhead]

                                  May 4, 2000

Special Committee of the Board of Directors
Board of Directors
Funco, Inc.
10120 W. 76th Street
Minneapolis, MN 55344

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (collectively the "Shareholders") of Funco, Inc. (the "Company") of the $24.75 per share in cash (the "Consideration") proposed to be paid to the Shareholders pursuant to the Agreement and Plan of Merger dated as of May 4, 2000 (the "Merger Agreement"), by and among Barnes & Noble, Inc. ("Parent"), B&N Acquisition Corporation, an indirect wholly-owned subsidiary of Parent ("Merger Sub"), and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Shareholders will receive the Consideration if they tender their shares of Common Stock of the Company, $0.01 par value per share (the "Shares"), into the tender offer contemplated by the Merger Agreement (the "Offer") or when Merger Sub is merged into the Company (the "Merger") and each Share will be converted into the right to receive the Consideration upon consummation of the Merger other than Shares with respect to which dissenters' rights are exercised under the Minnesota Business Corporation Act (the "MBCA").

     We are familiar with the Company, having provided certain investment banking services to the Company from time to time (for which we have been paid customary fees), including acting as an underwriter for one offering of the Company's securities.

     In connection with our review of the proposed Offer and Merger and the preparation of our opinion herein, we have: (a) reviewed the Merger Agreement;
(b) examined certain audited historical financial statements of the Company for the five years ended March 28, 1999; (c) examined the unaudited financial statements of the Company for the nine months ended January 2, 2000; (d) reviewed certain internal business, operating and financial information and forecasts of the Company (the "Forecasts"), prepared by the senior management of the Company; (e) analyzed current and historical market prices and trading volumes of the common stock of the Company; (f) prepared a comparison of the financial performance of the Company and the prices and trading activity of the Company's common stock with that of certain other publicly traded companies deemed comparable to the

        222 WEST ADAMS STREET    CHICAGO, ILLINOIS 60606    312.236.1600

Company; (g) reviewed information regarding publicly available financial terms of certain recently-completed business combinations we deemed to be relevant;
(h) prepared a discounted cash flow analysis of the Company; (i) prepared a leveraged acquisition analysis of the Company; and (j) reviewed certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company's financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We do not express any opinion as to any tax or other consequences that might result from the Offer or the Merger. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Offer and the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Offer and the Merger will not have an adverse effect on the Company.

     William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Offer and the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Offer and the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

     Our investment banking services and our opinion were provided for the use and benefit of the Special Committee of the Board of Directors and the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Shareholders of the Consideration in connection with the Offer and the Merger, and we do not address the merits of the underlying decision by the Company to engage in the transactions contemplated by the Merger Agreement and this opinion does not constitute a recommendation as to whether any Shareholder should tender his Shares into the Offer or as to how any Shareholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be referred to in the Schedule TO filed by Parent with the Securities and Exchange Commission (the "Commission") and distributed to the Shareholders, referred to and included in its entirety in the
Schedule 14D-9 filed by the Company with the Commission and distributed to the Shareholders, and referred to and included in its entirety in a proxy statement mailed to the Shareholders by the Company with respect to the Merger.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Consideration to be received in the Offer and the Merger is fair, from a financial point of view, to the Shareholders (other than Parent and its direct and indirect wholly-owned subsidiaries and persons who properly exercise, preserve and perfect dissenters' rights under the MBCA).

                                 Very truly yours,

                                 /s/ WILLIAM BLAIR & COMPANY, L.L.C.
                                 ---------------------------------------
                                     WILLIAM BLAIR & COMPANY, L.L.C.